Exhibit 99.2

Transcript of Portion of August 26, 2003 Conference Call Discussing Certain Non-GAAP
Financial Measures

Peter J. DiCorti (CFO):

“On a GAAP basis, net loss for the quarter was $144,000, or one cent loss per basic share, compared to a net loss of $285,000, or one cent loss per basic share, in the same period of the prior year.

Non-GAAP net income for the quarter was $280,000, or one cent per diluted share, a $650,000 improvement from our net loss on a Non-GAAP basis of $371,000, or two cent loss per diluted share in the same quarter a year ago.  Our Non-GAAP net income for the first quarter excluded:

•                  severance charges of $200,000,

•                  a non-cash write-down of our investment in Arango Software International in the amount of $175,000; and

•                  $49,000 in special charges attributed to the ongoing costs of the United States Attorney office’s prosecution of two of Unify’s former officers.”

“End user revenue for the quarter was 14 percent of total revenue, down from 34 percent in Q1 of the prior year.  Indirect revenue, which consists of our ISV, solutions integrator and distributor channels, accounted for 86 percent of total revenue, as compared to 66 percent of total revenue for the first quarter of last year.”